UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
------------------------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2010

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2280 N. Greenville Avenue
Richardson, Texas	75082

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 234-2525

_____________________________________________________________________________________
(Former name or former address, if changed since last report)

____________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2010, each of Michael W. Barnes, Jeffrey N. Boyer, Kosta N. Kartsotis, Elysia Holt Ragusa, James E. Skinner, Michael Steinberg and James M. Zimmerman, who are the members of the board of directors (the “Board”) of Fossil, Inc. (the “Company”) whose terms do not expire at the 2010 annual meeting of stockholders (the “Annual Meeting”), tendered his or her resignation, contingent and effective upon stockholder approval at the Annual Meeting of a proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to eliminate the classification of the Board and to provide instead for the annual election of directors (the “Proposal”). If the proposal is approved, the Company’s certificate of incorporation, as amended and restated, will provide for the annual election of directors beginning at the Annual Meeting and each of our current directors, with the exception of Mr. Tom Kartsotis who is not seeking re-election to the Board, will be a nominee for election as a director at the Annual Meeting.

The resignations described above are for the sole purpose of establishing a non-classified Board of Directors of the Company and are not due to a disagreement with the Company regarding any matter relating to the Company’s operations, policies or practices.  The resignations will be of no effect if the Proposal is not approved at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 19, 2010

FOSSIL, INC.

		By:	/s/ Mike L. Kovar
Mike L. Kovar
Executive Vice President and Chief Financial Officer